Exhibit 23.3
CONSENT OF PROPOSED DIRECTOR
Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the inclusion of my name and biographical information in the Registration Statement on Form 10 filed by Willow Tree Capital Corporation with the Securities and Exchange Commission on or about May 24, 2024, and in any subsequent amendments and post-effective amendments thereto, as director of Willow Tree Capital Corporation, and to all references to me in that connection.

/s/ Jane Siebels
Name: Jane Siebels
Dated: May 15, 2024